Exhibit 99.2

Press Release	Source: Riptide Software Solutions, Inc.

President of Shea Development Corp. to be Featured in
Upcoming Interview on WallSt.net (www.wallst.net),
Wednesday October 31, 1:30 pm ET
Monday October 29, 8:00 am ET

NEW YORK—(BUSINESS WIRE)—Philip Loeffel, President of Shea Development Corp. (OTCBB:SDLP - News) (“Shea”), will be featured in an exclusive interview with www.wallst.net that is scheduled to take place on October 31 at 1:30 p.m. EDT. The interview will be posted on www.wallst.net by 8 p.m. EDT on October 31.

The interview will cover topics including Shea’s market potential, growth initiatives, competitive edge, recent news, and milestones for investors to watch for.

To hear the interview in its entirety, visit http://www.wallst.net, and click on “Interviews.” The interview can be accessed either by locating the company’s ticker symbol under the appropriate exchange at the top of the “Interviews” section of the site, or by entering the company’s ticker symbol in the Search Archive window on the right-hand column of the “Interviews” section once it is posted.

About WallSt.net

www.wallst.net is owned and operated by WallStreet Direct, Inc., a wholly owned subsidiary of Financial Media Group, Inc. (http://www.financialmediagroupinc.com). The Web site is a leading provider of timely business news, executive interviews, multimedia content, and research tools. Financial Media Group, Inc. also owns http://www.mywallst.net, a financial social network for investors, and Financial Filings Corp. (http://www.financialfilings.com), a provider of media and compliance solutions to publicly traded companies. In addition to WallSt.net, WallStreet Direct, Inc. owns and operates WallStRadio (http://www.wallstradio.com), a business and finance podcast Web site. For a complete list of our advertisers, and advertising relationships, visit http://www.wallst.net/disclaimer/disclaimer.asp.

About Shea

Shea is a leading provider of configurable, enterprise-class, On Demand solutions and services. Through its subsidiary Riptide Software Solutions, Inc. (“Riptide”), Shea provides software and services to customers in civilian and military government agencies as well as commercial customers in multiple industries. MeterMesh, a subsidiary of Shea, provides advanced metering infrastructure technology to the utility markets. For more information about Shea and its subsidiaries visit http://www.riptidesoftware.com or call 1-800-RIPTIDE.

Contact:
Riptide Software Solutions, Inc., Orlando, Fla.
Steve Wasula, 407-282-3545
steve.wasula@riptidesoftware.com
or
WallSt.net, 800-4-WALL-ST